Exhibit (d)

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. 1251 Avenue of the Americas New York, NY 10020

March 2, 2010

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, IL 60015

Attention:  Anthony J. Nocchiero

Project Composite
Commitment Letter
$2,300,000,000 Senior Secured Bank Facilities
$1,750,000,000 Senior Secured Bridge Facility

Ladies and Gentlemen:

CF Industries Holdings, Inc. (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU” and, together with MSSF, “we”, “us” or the “Commitment Parties” and each individually a “Commitment Party”) that you have formed an indirect wholly-owned subsidiary (“Mergersub”) (which is a direct wholly-owned subsidiary of CF Industries, Inc.) to acquire all of the outstanding capital stock of Terra Industries Inc. (the “Target”) pursuant to the Transactions described in Exhibit A hereto (the “Transaction Summary”).  Unless otherwise defined herein, capitalized terms used herein and defined in the Transaction Summary are used herein as therein defined.  All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

We understand that the total funding required to effect the Acquisition (as defined in Exhibit A hereto) (excluding common stock of the Borrower issued as direct consideration therefor), to repay and redeem in full existing indebtedness and preferred equity of the Borrower and of the Target and your and its respective subsidiaries (including, without limitation, pursuant to the Refinancing), to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be approximately $5,283,000,000 and shall be provided solely from:

(a)           the incurrence by the Borrower of senior secured credit facilities consisting of (i) a term B loan facility in the amount of up to $2,000,000,000 (the “Term Loan Facility”) and (ii) a revolving credit facility in the amount of up to $300,000,000 (the “Revolving Facility” and, together with the Term Loan Facility, the “Bank Facilities”), which Revolving Facility may be drawn on or after the Exchange Closing Date, in each case, as described in the summary of terms and conditions attached hereto as Exhibit B (the “Bank Term Sheet”);

(b)           the issuance (either by private placement or an underwritten public sale) by the Borrower of senior unsecured notes (the “Senior Notes”) or, the incurrence of senior secured bridge loans (the “Bridge Loans”) under a senior secured bridge facility (the “Bridge Facility”; each of the Bank Facilities and the Bridge Facility are hereinafter referred to individually as a “Facility” and collectively as the “Facilities”), of up to $1,750,000,000, as described in the summary of terms and conditions attached hereto as Exhibit C (the “Bridge Term Sheet”);

(c)           at the option of the Borrower, cash proceeds from the issuance by the Borrower of shares of its common stock (excluding direct issuances of common stock as the component of the Acquisition consideration in accordance with the Exchange Offer, Top-Off Purchases and the Merger Agreement); and

(d)           cash on hand of the Borrower, the Target and their respective subsidiaries.

The Acquisition, the Refinancing, the entering into of this Commitment Letter, the entering into of the Bank Facilities and the initial borrowings thereunder, the issuance of the Senior Notes or the borrowings under the Bridge Facility and the related transactions contemplated thereby, herein and in the Transaction Summary, as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions”.  No other financing will be required for the Transactions. It is understood and agreed that any reduction in the aggregate net consideration to be used to effect the Acquisition and the Refinancing shall automatically reduce our commitment in respect of the Facilities on a dollar-for-dollar basis, with such reduction being allocated between the Term Loan Facility and the Bridge Facility as the Commitment Parties shall determine following consultation with you. If the Borrower raises cash proceeds from equity issuances after the date of this Commitment Letter and on or prior to the consummation of the Merger, the net cash proceeds thereof shall apply to reduce the commitments and/outstandings under the Facilities on a dollar-for-dollar basis, with such reductions and/or repayments being allocated between the Term Loan Facility and the Bridge Facility as the Commitment Parties shall determine following consultation with you.

1.             Commitments.  Each Commitment Party is pleased to severally (and not jointly) commit to provide (a) in the case of MSSF, 69.1358%, and in the case of BTMU, 30.8642%, of the Bank Facilities, subject to and on the terms and conditions solely as set forth in this Section 1, in the Bank Term Sheet under the headings “Conditions Precedent to Funding under Bank Facilities on the Exchange Offer Funding Date”, “Conditions Precedent to Extensions of Credit Under Bank Facilities After Exchange Offer Funding Date and On or Prior to the Merger Closing Date” and/or “Conditions Precedent to all Other Extensions of Credit”, as

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applicable, and the additional conditions attached hereto as Exhibit D (the “Conditions Term Sheet” and, together with the Transaction Summary, the Bank Term Sheet and the Bridge Term Sheet, the “Term Sheets” and, together with this agreement and the fee letter (the “Fee Letter” dated the date hereof, this “Commitment Letter”), and (b) in the case of MSSF, 69.1358%, and in the case of BTMU, 30.8642%, of the Bridge Facility, subject to and on the terms and conditions solely as set forth in this Section 1, in the Bridge Term Sheet under the headings “Conditions Precedent to Funding on Exchange Offer Funding Date” and/or “Conditions Precedent to Funding Under Bridge Facility After Exchange Offer Funding Date”, as applicable, and in the Conditions Term Sheet.  It is agreed that (i) MSSF and BTMU shall act as joint lead arrangers, book-runners and syndication agents for the Bank Facilities (in such capacities, the “Bank Lead Arrangers”), (ii) MSSF shall act as sole lead arranger, book runner and syndication agent for the Bridge Facility (in such capacity, the “Bridge Lead Arranger”, and, together with the Bank Lead Arrangers, the “Lead Arrangers”), (iii) BTMU shall act as co-manager with respect to the Bridge Facility and (iv) MSSF shall act as sole and exclusive administrative agent for the Bank Facilities (in such capacity, the “Bank Administrative Agent”) and the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agent, the “Administrative Agents”).  It is agreed that MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with any of the Facilities and shall hold the leading role and responsibilities customarily associated with such “left” placement, including maintaining sole “physical books” in respect of each of the Facilities. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.

The commitments and other obligations of the Commitment Parties hereunder are subject to the satisfaction of the following conditions on the date of the initial extension of credit under the Facilities (except as otherwise expressly indicated below):

(a)           the negotiation, execution and delivery, on or prior to the Exchange Closing Date, of definitive loan documentation for the Bank Facilities (the “Bank Documentation”) and the Bridge Facility (the “Bridge Documentation” and, together with the Bank Documentation, the “Financing Documentation”), in each case consistent with this Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties and you, including without limitation credit agreements, security agreements, guaranties, intercreditor agreements and other documentation reflecting, the terms and conditions set forth herein and in the Term Sheets;

(b)           the absence of any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of the Target and its subsidiaries, taken as a whole (an “Exchange Offer Funding Date Material Adverse Effect”); provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material

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Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the Merger Agreement Date, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the Merger Agreement Date, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the Merger Agreement Date, (v) general conditions in the industries in which the Target and its subsidiaries operate, (vi) the failure, in and of itself, of the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the Merger Agreement Date, or changes in the market price, credit rating or trading volume of the Target’s securities after the Merger Agreement Date (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Target or any of its subsidiaries and (viii) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Target or any of its subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Target and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Target and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect);

(c)           (i) the Borrower shall have engaged an investment bank reasonably satisfactory to the Commitment Parties to publicly sell or privately place the Senior Notes; (ii) the execution, delivery and compliance with the material terms of that certain engagement letter among you and such investment bank(s); and (iii) such engagement letter shall remain in full force and effect, unless terminated by such investment bank; and

(d)           satisfaction of the other conditions set forth in the Conditions Term Sheet.

Notwithstanding anything to the contrary in this Commitment Letter, the Financing Documentation, or any other agreement or other undertaking concerning the financing of the Transactions, (i)(x) the only representations and warranties relating to the Target and its subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Exchange Closing Date upon which a funding is requested thereunder and otherwise permitted to be made available in accordance with this Commitment Letter (the “Exchange Offer Funding Date”) shall be (A) such of the

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representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you have (or your subsidiary has) the right (determined without regard to any notice requirement) to terminate your (or its) obligations under the Merger Agreement (or to decline to consummate the Merger) as a result of a breach of such representations and warranties in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below) and (y) the only representations and warranties relating to the Borrower and its subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Exchange Offer Funding Date shall be the Specified Representations and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities (except as expressly provided in this Commitment Letter) on the Exchange Offer Funding Date if the applicable conditions set forth in this Commitment Letter are satisfied, it being understood that, subject to the requirements of item 6(a) of the Condition Term Sheet (which must be satisfied), (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), and subject to the exception contained in clause (C) below, to the extent any Collateral is not provided on the Exchange Offer Funding Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Exchange Offer Funding Date but may instead be required to be delivered after the Exchange Offer Funding Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agents or to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the Administrative Agents to file necessary UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to use commercially reasonable efforts to deliver to the Bank Administrative Agent Stock Certificates together with undated stock powers in blank, except that perfected security interests in all Shares theretofore purchased by the Borrower pursuant to the Exchange Offer shall be required to be provided on the Exchange Offer Funding Date, and (D) except as expressly set forth in preceding clause (i) or (ii), nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in this Section 1 or in the Term Sheets. For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting solely of assets of the Target and its subsidiaries or Borrower and its subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Target and its subsidiaries or Borrower and its subsidiaries required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering such stock certificates and (3) “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, in each case as they relate to entering into and performance of the Financing Documentation, solvency, accuracy of financial statements, Federal Reserve margin

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regulations, Investment Company Act, Patriot Act, and validity, priority and perfection of security interests (subject to the limitations set forth in the preceding sentence). Notwithstanding anything in this Commitment Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary (but subject to termination of the commitments provided hereunder pursuant to Section 10), the only conditions to availability of the Facilities (except as expressly provided in the Commitment Letter) on the Exchange Offer Funding Date are those set forth in this paragraph and in each of the relevant Term Sheets under the heading “Conditions Precedent to Funding under Bank Facilities on the Exchange Offer Funding Date” (in the case of the Bank Term Sheet) or “Conditions Precedent to Funding on Exchange Offer Funding Date” (in the case of the Bridge Term Sheet) and the Conditions Term Sheet.

2.             Syndication.  The Lead Arrangers reserve the right, prior to or after execution of the Financing Documentation for each Facility, to syndicate all or part of the Commitment Parties’ commitments for such Facility to one or more financial institutions or institutional lenders in consultation with you. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, the Commitment Parties will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Facilities. Without limiting your obligations to assist with syndication efforts as set forth herein, each of the Commitment Parties agree that completion of such syndications is not a condition to its commitments hereunder.

The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of each Facility that is reasonably satisfactory to the Lead Arrangers.  Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between your senior management and advisors, and you shall use commercially reasonable efforts to cause direct contact, as promptly as practicable after the Merger Agreement Date, between the senior management and advisors of the Target, and the proposed syndicate members for such Facility (such members in respect of the Bank Facilities being referred to as the “Bank Lenders”, and such members in respect of the Bridge Facility being referred to as the “Bridge Lenders” and, collectively, the “Lenders”).  The Lead Arrangers will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential Lenders, any agency or other title designations or roles awarded to any potential Lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the final allocation of the commitments in respect of the Facilities among the Lenders, with all such determinations to be made by the Lead Arrangers in consultation with you.

To assist the Lead Arrangers in their syndication efforts, you hereby covenant and agree:

(a)           to provide and cause your advisors to provide, and as promptly as practicable after the date of the execution of the Merger Agreement by all parties thereto (the “Merger Agreement Date”), to use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arrangers upon request

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with all information reasonably requested by the Lead Arrangers, including but not limited to the Projections (as defined below, and which shall in any event include detailed projected consolidated financial statements of the Borrower and its subsidiaries for at least the 7 fiscal years ended after the Exchange Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its subsidiaries after giving effect to the Transactions, and (y) be prepared and approved by the Borrower) and financial and other information, reports, memoranda and evaluations currently prepared by, on behalf or at the direction of you or your subsidiaries or advisors, and, after the Merger Agreement Date, the Target or its subsidiaries or advisors;

(b)           to assist in the preparation of, on or prior to the 14th day after the Merger Agreement Date, one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication of each Facility;

(c)           to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefits materially from your existing lending and banking relationships and, after the Merger Agreement Date, the existing lending and banking relationships of the Target and its subsidiaries;

(d)           prior to and until the earlier to occur of (x) 45 days after the date of the consummation of the Merger (the “Merger Closing Date”) and (y) the satisfaction of the Minimum Hold Condition (as defined in the Fee Letter) of the Facilities, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower or any of its subsidiaries, and, as promptly as practicable after the Merger Agreement Date, by the Target or its subsidiaries, being discussed (with prospective investors, underwriters or arrangers), attempted, offered, placed or arranged (other than indebtedness incurred by Terra Nitrogen Company, L.P. (“Terra Nitrogen”), project financing incurred by project finance subsidiaries, the Senior Notes or debt securities for facilities issued in lieu of the Senior Notes), including renewals or refinancing of any existing debt;

(e)           to use your commercially reasonable efforts to obtain, prior to the launch of the syndications of the Facilities and in any event on or prior to the 14th day after the Merger Agreement Date,  ratings for each of the Facilities and the Senior Notes from each of Standard and Poor’s Rating Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”), a “corporate rating” for the Borrower from S&P and a “corporate family rating” for the Borrower from Moody’s; and

(f)            to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your, and, as promptly as practicable after the Merger Agreement Date, using your commercially reasonable efforts to make available the Target’s, officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower and the Target at one or more meetings of Lenders at times mutually agreed upon and with reasonable notice to such persons.

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3.             Information.  You represent and warrant that (a) all written information (other than the Projections and information of a general economic nature referred to below) that has been or will hereafter be made available by or on behalf of you, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender is and will be (or, solely with respect to information relating to the Target and its subsidiaries, to your knowledge is and will be) when taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof (it being understood that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized).  You agree that, if at any time prior to the Merger Closing Date, any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, and with respect to the Information and Projections related to the Target, you shall use commercially reasonable efforts to supplement, the Information and Projections so that such representations and warranties will be correct at such time.  You agree that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  You further agree to assist, at the reasonable request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree to use commercially reasonable efforts to identify each document and other information identified by the Lead Arrangers to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the syndication of such Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information by marking such information as “Public” or “Private” on the first page thereof.  You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to each Facility; (ii) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender

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meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of such Facility.

4.             Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arrangers, the Administrative Agents and the Commitment Parties for all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arrangers, the Administrative Agents and the Commitment Parties or their respective affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel (which shall be limited to one counsel for the Lead Arrangers, the Administrative Agents and the Commitment Parties, taken as whole and, if necessary, one local counsel and one regulatory counsel in any applicable jurisdiction) regardless of whether any of the Transactions are consummated.  You further agree to pay all documented out-of-pocket costs and expenses of the Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates (including, without limitation, reasonable out-of-pocket fees and disbursements of counsel for each Lead Arranger, Administrative Agent and Commitment Party (and, in the case of conflict of interest, additional counsel for any affected Indemnified Person) and, if necessary, one local counsel and one regulatory counsel in any applicable jurisdiction) incurred in connection with the enforcement of any of their rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  The terms of the Fee Letter are an integral part of the Commitment Parties’ commitments hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Parties’ commitments hereunder.

5.             Indemnity.  You agree to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agents, the Commitment Parties and the Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigations, inquiries, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Facilities, the use of proceeds thereof, the Transactions or the other loan financing transactions contemplated thereby (other than any engagement letter covering services provided with respect to the Acquisition, which shall be subject to the indemnification provisions contained therein) (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any such action, suit, investigation, inquiry, claim, losses, damages, liabilities, expenses or proceedings, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (including, without limitation, reasonable out-of-pocket fees and disbursements of counsel for each Lead Arranger,  Administrative Agent and Commitment Party (and, in the case of conflict of interest, additional counsel for any affected Indemnified Person) and, if necessary, one local counsel and one regulatory counsel in any applicable jurisdiction); provided, however, that no Indemnified Person will be indemnified for any such

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cost, expense or liability to the extent finally judicially determined to have resulted solely from the bad faith, gross negligence or willful misconduct of such Indemnified Person.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or its respective security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Facilities or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) absent bad faith, gross negligence or willful misconduct as finally judicially determined, no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Target, or any of your or its respective security holders or creditors arising out of, related to or in connection with the Commitment Letter, the Facilities or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages finally judicially determined to have resulted solely from such Indemnified Person’s bad faith, gross negligence or willful misconduct, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person).

You will not be liable for any settlement of any Proceeding effected without your consent (which shall not be unreasonably withheld). You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6.             Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons.  This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except to your directors, officers, advisors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, (i) you may disclose a copy of this Commitment Letter (and solely the “flex” provisions of the Fee Letter) to the Target and its directors, officers, employees and advisors, (ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent and the Lead Arrangers, (iii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed as exhibits to any Schedule 13D and other filings with the SEC in connection with the Transactions, (iv) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required  in any legal, judicial, administrative proceeding or

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other compulsory process or otherwise as required by applicable law or regulations (in which case you shall use commercially reasonable efforts to promptly notify us, in advance, to the extent permitted by law) and (v) you may disclose a copy of this Commitment Letter to ratings agencies in connection with their evaluation of the Facilities for ratings purposes.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof or thereof) to the undersigned.

We shall use all nonpublic information received by us in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our directors, officers, advisors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Facilities and the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information.

7.             Patriot Act.  We hereby notify you that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower, the Target and their respective subsidiaries in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of each of the Commitment Parties and each other Lender.

8.             Governing Law etc.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another

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jurisdiction would be required thereby.  Any right to trial by jury with respect to any claim, action, suit or proceeding between the parties hereto arising out of or contemplated by this Commitment Letter is hereby waived.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute between them related to this Commitment Letter or any matters contemplated hereby or thereby and agree that any service of process by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lead Arranger or Administrative Agent or any Commitment Party or any other party hereto to serve legal process in any other manner permitted by law.

9.             Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley & Co. Incorporated, an affiliate of MSSF (“Morgan Stanley”), and Mitsubishi UFJ Securities (USA), Inc., an affiliate of BTMU (“MUS”), are full service securities firms engaged, either directly or indirectly through their respective affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley, MUS and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley, MUS and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours.

You agree that the Lead Arrangers, the Administrative Agents and the Commitment Parties will act under this agreement as independent contractors and that nothing in this Commitment Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agents and the Commitment Parties on the one hand and the Target or the Borrower, or their respective management, stockholders, subsidiaries or affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agents

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and the Commitment Parties, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Commitment Parties is acting solely as a principal and not as a fiduciary of you, your management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agents and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agents or the Commitment Parties or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you or it deemed appropriate.

You further acknowledge and agree that you and your subsidiaries are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice.  You and your subsidiaries agree that you will not claim that the Lead Arrangers, the Administrative Agents or the Commitment Parties or any of their respective affiliates has rendered advisory services in any nature or respect, or owes a fiduciary or similar duty to you or your subsidiaries, arising out of this Commitment Letter.

Each Commitment Party reserves the right to employ the services of one or more of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion.  You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates; provided that such Commitment Party shall remain liable to provide the full amount of its commitments hereunder and to fund the initial borrowings upon the occurrence of the Exchange Closing Date in the event any such affiliate fails to do so.  You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.

10.          Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter (including the Fee Letter) by returning to each Commitment Party executed counterparts hereof and thereof. The commitments and other obligations of the Commitment Parties and the Lead Arrangers set forth in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) 5:00 p.m., New York time, on March 2, 2010 if you shall not have returned to the Commitment Parties executed counterparts of this Commitment Letter (including the Fee Letter) by such time, (ii) May 1, 2010, if the definitive Merger Agreement shall not have been executed and delivered by all parties thereto; (iii) May 31, 2010, if the execution and delivery of Financing Documentation by all of the parties thereto and the Exchange Closing Date (and initial borrowing under the Facilities) shall not have occurred on or prior to such date; (iv) the date of termination or express abandonment of the Merger Agreement and (v) upon your failure to comply with any of your obligations under, or the terms of, the Fee Letter.  In addition, each Commitment Party’s commitment hereunder to provide the Bridge Facility will terminate upon the issuance of the

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Senior Notes in the aggregate amount equal to or greater than $1,750,000,000 (or such lesser amount determined by the Borrower to be necessary to consummate the Transactions).

This Commitment Letter shall constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Lead Arrangers and the Commitment Parties with respect to the Facilities and supersede all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Parties or the Lead Arrangers or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter (including the Fee Letter) by facsimile or electronic pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter (including the Fee Letter).  This Commitment Letter (including the Fee Letter) may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Section 2, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that (x) your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance and cooperation to be provided in connection with the syndication described herein and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder on the Exchange Offer Funding Date, and you shall automatically be released from all liability in connection therewith at such time and (y) our obligations under the second paragraph of Section 6 shall terminate upon the earlier to occur of (i) entry into the Financing Documentation and (ii) two years after the termination of this Commitment Letter.  You may terminate all of the Commitment Parties’ commitments (in whole, but not in part) hereunder at any time subject to the provisions of the preceding sentence.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you or the Commitment Parties (except to their respective affiliates on the terms provide above) without your prior written consent and the consent of each Commitment Party, and any purported assignment without such consents shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH COMMITMENT PARTY IS OFFERING TO PROVIDE ITS PORTION OF THE BANK FACILITIES SEPARATE AND APART FROM SUCH COMMITMENT PARTY’S OFFER TO PROVIDE ITS PORTION OF THE BRIDGE FACILITY AND (B) EACH COMMITMENT PARTY IS OFFERING TO PROVIDE ITS RESPECTIVE PORTION OF THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY SUCH COMMITMENT PARTY TO PROVIDE ITS PORTION OF THE BANK FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE

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PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE BANK FACILITIES OR THE BRIDGE FACILITY OR BOTH WHICH SUCH ELECTION SHALL BE DEEMED TO BE AN ELECTION TO ACCEPT BOTH THE BANK FACILITIES AND THE BRIDGE FACILITY UPON YOUR EXECUTION OF THIS COMMITMENT LETTER.

This Commitment Letter replaces and supersedes in its entirety MSSF’s previous Commitment Letter, dated December 6, 2009, to you concerning the financing of the Transactions; provided, however, that all indemnity, expense reimbursement (without duplication) and confidentiality provisions therein and Section 9 thereof shall continue to survive in accordance with the terms thereof.

[Remainder of page intentionally left blank]

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

			By:	/s/ Kevin D. Emerson
Name: Kevin D. Emerson
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

			By:	/s/ Christopher H. O’Neill
Name: Christopher H. O’Neill
Title: Authorized Signatory

Agreed to and accepted as of the date first written above:

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Douglas C. Barnard
	Name:	Douglas C. Barnard
	Title:	Vice President, General Counsel, and Secretary

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including all Exhibits thereto (collectively, the “Commitment Letter”).

CF Industries Holdings, Inc. (“you” or the “Borrower”), through its indirect wholly-owned subsidiary (which is a direct wholly-owned subsidiary of CF Industries, Inc.), Composite Merger Corporation, intends to acquire all of the outstanding capital stock of Terra Industries Inc. (“Target”) not owned by the Borrower on the date of the Commitment Letter.

In connection with the foregoing:

(i)            The Borrower formed a wholly-owned indirect subsidiary (which is a direct wholly-owned subsidiary of CF Industries, Inc.) incorporated under Maryland law, named Composite Merger Corporation (“Mergersub”), which intends to acquire 100% of the equity interests in Target pursuant to the Exchange Offer and subsequent Merger (as defined below).

(ii)           Mergersub will make an exchange offer (the “Exchange Offer”) to exchange each of the issued and outstanding shares of common stock, without par value, of Target (the “Shares”) for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of common stock, par value $0.01 per share, of the Borrower, which Exchange Offer shall be conditioned upon, inter alia, (x) Target shareholders having validly tendered and not withdrawn prior to the expiration date of the Exchange Offer (as the same may be extended in accordance with the terms of the Exchange Offer) at least that number of Shares that shall constitute a majority of the then-outstanding Shares on a fully-diluted basis (the “Minimum Tender Condition”), (y) the entering into a definitive merger agreement (the “Merger Agreement”) among you, Mergersub and Target and (z) Target’s existing merger agreement with Yara International ASA (the “Prior Merger Agreement”) having been validly terminated on terms reasonably satisfactory to Borrower.  The date on which shares are initially accepted for payment under the Exchange Offer is referred to as the “Exchange Closing Date”. On the Exchange Closing Date, the Borrower shall terminate all commitments and repay all outstanding indebtedness, if any, under that certain Credit Agreement, dated as of August 16, 2005, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and various lenders and other parties thereto (the “Borrower Refinancing”).

(iii)         Following the Exchange Closing Date, so long as permitted under applicable law, at any time prior to the consummation of the Merger, Mergersub may make one or more additional purchases (such purchases, “Top-Off Purchases”) of Shares of Target (such additional Shares, “Top-Off Shares”) with the intent that (x) Mergersub shall own Shares representing at least 90% of the then outstanding shares and (y) a “short form” merger may be effected under applicable law and without any approval by the shareholders of Target (as used herein, “90% Condition” shall mean the satisfaction of the conditions described in preceding clauses (x) and (y), whether satisfied on the Exchange Closing Date or at any time thereafter (as a result of Top-Off Purchases or otherwise) on or prior to the Merger Closing Date).

(iv)          If the 90% Condition shall have been met (either on the Exchange Closing Date or at any time thereafter (prior to the consummation of the Merger)), Mergersub shall, as soon as practicable (but no later than 35 days) thereafter, merge with and into Target by way of a “short form” merger under Maryland law (a “Short Form Merger”), with Target surviving such Short-Form Merger as an indirect wholly-owned subsidiary of the Borrower.

(v)           Notwithstanding anything to the contrary contained above or elsewhere in the Commitment Letter, if the Exchange Closing Date occurs, Mergersub shall, as soon as practicable and in any event not later than the date occurring four months after the Exchange Closing Date (or such earlier date as is required pursuant to preceding clause (iv)), cause the Merger (the “Merger”) of Mergersub with and into Target, in accordance with the Merger Agreement and applicable law (whether a Short Form Merger or a “long form” merger (a “Long Form Merger”)), to be consummated, with Target surviving the Merger as an indirect wholly-owned subsidiary of the Borrower.  As used herein, (A) the term “Acquisition” shall mean the collective reference to the Exchange Offer (and all purchases of Shares pursuant thereto), any purchase of Top-Off Shares (if applicable) and the Merger and (B) the term “Target” shall include, after the consummation of the Merger, Target as the surviving corporation thereof.

(vi)          On or after the Exchange Closing Date and prior to the consummation of the Merger, Target or Terra Capital, Inc. (“Target Sub”) may be required, in accordance with the terms applicable to Terra Capital, Inc.’s 7.75% Senior Notes due 2019 (the “Target Existing Notes”), to offer to purchase, as a result of an occurrence of a Change of Control as defined in the Indenture relating thereto (the “Target Existing Notes Indenture”) such Target Existing Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.  To the extent Target or Target Sub has insufficient cash and cash equivalents (in excess of a cushion to be agreed by the Commitment Parties following consultation with the Borrower) to enable it to make any such purchases, on the date upon which any purchases are actually made by Target or Target Sub pursuant to the “Change of Control” offer provisions applicable to the Target Existing Notes, the Borrower shall be permitted to lend such amounts to Target; provided that all such loans are made pursuant to a loan agreement in form and substance reasonably satisfactory to the Commitment Parties.   The provisions of this clause (vi) shall not apply to any repayments of indebtedness of Target or any of its subsidiaries after the consummation of Merger.

(vii)         Within 50 days after the consummation of the Merger, the Borrower and/or Target or Target Sub shall be required to redeem in full all then outstanding Target Existing Notes, which Target Existing Notes shall at such time be permanently retired. On the Merger Closing Date, if any Target Existing Notes are then outstanding, Borrower shall cause Target or Target Sub to issue an irrevocable notice of redemption (with the redemption date to comply with the immediately preceding sentence) of all then outstanding Target Existing Notes in accordance with the requirements of the Target Existing Notes Indenture and shall at such time deposit with the trustee pursuant to the Target Existing Notes Indenture cash in the aggregate amount needed to effect such redemptions (including amounts needed for accrued interest and any applicable make whole premiums).  So long as the actions required by the immediately preceding sentence are taken on the Merger Closing Date, then during the period from the Merger Closing Date to and including the 50th date thereafter, any default or event of default pursuant to the Target Existing Notes Indenture shall be ignored for purposes of the representations, covenants and events of default applicable to the Facilities.  To the extent the aggregate premiums paid in connection with the purchase or retirement of Target Existing Notes (whether pursuant to this clause (vii), the preceding clause (vi) or otherwise) are less than $145 million, the Borrower shall be required to permanently reduce undrawn commitments to make Bridge Loans and/or loans under the Term Loan Facility, as directed by the Commitment Parties (after consultation with the Borrower). As used herein, “Refinancing” shall mean collectively (x) the repayments in full of the Target Existing Notes (and any escrow of funds as contemplated above in connection therewith), whether pursuant to preceding clauses (vi) and (vii) or otherwise, so long as completed within 50 days after the consummation of the Merger (the “Target Refinancing”) and (y) the Borrower Refinancing.

(viii)        Fees payable in connection with the termination of the Prior Merger Agreement are expected to be approximately $123 million, and the other fees and expenses in connection with the Transaction (as defined below), but excluding make whole premiums expected to be paid in connection with the Refinancing, are expected by the Borrower to be approximately $278 million.

(ix)           The sources of funds needed to finance the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transactions shall be provided solely from the sources described in the second paragraph of the Commitment Letter.

EXHIBIT B

$2,300,000,000 SENIOR SECURED BANK FACILITIES
SUMMARY OF CERTAIN TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter.

Borrower:

CF Industries Holdings, Inc. (the “Borrower”); provided that, if agreed between you, MSSF and BTMU, the Borrower shall instead be CF Industries, Inc. (“CF Industries”), in which case (and notwithstanding anything to the contrary set forth in the Commitment Letter or below in this Exhibit B) (i) CF Industries Holdings, Inc. and each of its existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries (other than CF Industries) shall (subject to the other terms set forth below) be a Guarantor, (ii) the Collateral (subject to the other terms set forth below) shall include 100% of the equity interests of CF Industries and (iii) all mandatory prepayments, representations and warranties, covenants and events of default (subject to the other terms set forth below) shall apply to CF Industries Holdings, Inc. and its subsidiaries.

Bank Joint Lead Arrangers and Book-Runners:

Morgan Stanley Senior Funding, Inc. (“MSSF”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU” and, together with MSSF in such capacities, each a “Bank Lead Arranger” and, collectively, the “Bank Lead Arrangers”).

Bank Administrative Agent:	MSSF (the “Bank Administrative Agent”).

Collateral Agent:	Morgan Stanley & Co. Incorporated.

Bank Lenders:	MSSF, BTMU and a syndicate of financial institutions and institutional lenders arranged by the Bank Lead Arranger in consultation with the Borrower (the “Bank Lenders”).

Guarantors:

All obligations under the Bank Facilities and under any interest rate protection or other hedging arrangements entered into with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing shall be fully and unconditionally guaranteed by, subject to certain exceptions to be agreed, each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries (collectively, the “Guarantors”). For the avoidance of doubt, it is understood and agreed that guarantees as described in the preceding sentence shall not be required to be provided by Target and its direct and indirect wholly-owned domestic subsidiaries until the date of the consummation of the Merger (the “Merger Closing Date”), at which time all such entities shall be required to become Guarantors.

Bank Facilities:

(A) A multiple draw tranche B term loan facility (the “Term Loan Facility”) in an aggregate principal amount of up to $2,000,000,000, which shall be issued at 98.5% of par (which discount to par reflected in the issuance price may, at the sole election of MSSF, be taken in the form of an additional upfront fee paid on the date of each incurrence of loans under the Term Loan Facility (based upon the principal amount of loans then being incurred thereunder)). If at any time after the date of the Commitment Letter any events occur which would otherwise require a mandatory payment as described under the heading “Mandatory Prepayments” below, and if the amounts which would be so required to be repaid exceed the then outstanding principal amount of the Term Loans, the commitments pursuant to the Term Loan Facility shall be reduced by the respective such amount.

(B) A revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Bank Facilities”) in an aggregate principal amount of $300,000,000, which shall be issued at 98.5% of par (which discount to par, however, will be taken in the form of an additional upfront fee to be paid to each Bank Lender participating in the Revolving Facility (on a pro rata basis based upon each such Bank Lender’s commitment in respect of the Revolving Facility) on the date of the first extension of credit thereunder) and of which (i) an amount to be mutually agreed will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) an amount to be mutually agreed will be available as a swingline subfacility (the “Swingline Facility”).

Letters of Credit issued under the Revolving Facility will be issued by one or more Bank Lenders acceptable to the Borrower and the Bank Administrative Agent (the “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance and (ii) the fifth business day prior to the

Revolving Maturity Date (as defined below); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Letters of Credit may be issued on the Exchange Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility), in the ordinary course of business and otherwise within the sublimit for availability of loans under the Revolving Facility.

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one business day. The Bank Lenders under the Revolving Facility will be irrevocably and unconditionally obligated to acquire participations in each Letter of Credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within one business day.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:

Term Loan Facility: The Term Loan Facility shall mature on the 5th anniversary of the Exchange Closing Date (the “Term Loan Maturity Date”); provided that if the Merger Closing Date does not occur on or prior to August 29, 2010 (the “Outside Date”), the Term Loan Maturity Date shall instead occur on the Outside Date. The loans under the Term Loan Facility (the “Term Loans”) will amortize in equal quarterly installments, beginning at the Borrower’s fiscal quarter ending September 30, 2010, in an aggregate annual amount equal to 1% of the aggregate amount borrowed under the Term Loan Facility, with the balance payable on the Term Loan Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the 5th anniversary of the Exchange Closing Date (the “Revolving Maturity Date”); provided that if the Merger Closing Date does not occur on or prior to the Outside Date, the Revolving Maturity Date shall instead occur on the Outside Date. There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; each of the Terms Loans and the Revolving Loans, a “Bank Loan” and collectively, the “Bank Loans”).

Purpose and Availability:

Term Loan Facility: Upon satisfaction or waiver of the applicable conditions precedent to drawing specified in the Commitment Letter and in the Conditions Term Sheet, the Term Loan Facility shall be available pursuant to one or more borrowings on and after the Exchange Closing Date and on or prior to the Merger Closing Date and shall be utilized (a) to finance the Acquisition and the Refinancing and (b) to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Term Loans may be reborrowed.

Revolving Facility: Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the Commitment Letter and in the Conditions Term Sheet, the Revolving Loans shall be available on or after the Exchange Closing Date and prior to the Revolving Maturity Date and shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes; provided that not more than $100.0 million of the drawings under the Revolving Facility shall be used to fund the Transactions. Revolving Loans may be borrowed, repaid and reborrowed.

Blocked Amounts:

In addition to the limitations on drawings contained above and in the Conditions Term Sheet, at all times until the Merger Closing Date, there shall be (x) a blocked amount (the “Merger Consideration Blocked Amount”) equal to the aggregate cash consideration which would at such time be required (after giving effect to any purchase of all Shares pursuant to the Exchange Offer and/or one or more Top-Off Purchases) to consummate the Merger in accordance with the provisions of the Merger Agreement (assuming the occurrence of the Merger in accordance with the terms thereof) and (y) a blocked amount (the “Target Existing Notes Blocked Amount” and, together with the “Merger Consideration Blocked Amount” the “Blocked Amount”) in an amount equal to the aggregate principal amount of then outstanding Target Existing Notes plus the premiums which would be payable thereon based on the assumption that the aggregate premiums payable for all Target Existing Notes shall equal $145 million. At any time when there exists a Blocked Amount (which is greater than $0), the Lead Arrangers shall, as determined by them in their sole discretion, after consultation with the Borrower, allocate such Blocked Amount to the Term Loan Facility (with any amounts so allocated to the Term Loan Facility being herein called the “Term Loan Blocked Amount”) and the Bridge Facility (with any amount allocated to the Bridge Facility being herein called the “Bridge Facility Blocked Amount”). At any time when there exists any Term Loan Facility Blocked Amount or Bridge Facility Blocked Amount, commitments under the respective such Facility may not be borrowed if the then unused commitments would be less than the respective such Term Loan Blocked Amount or Bridge Facility Blocked Amount.

Collateral:

The Bank Facilities, interest rate protection and other hedging arrangements entered into with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing, and the Bridge Loans, as applicable, will, subject to the Intercreditor Agreement (as defined below), be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Exchange Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)

All equity interests of (or other ownership interests in) entities owned by the Borrower and the Guarantors (including without limitation (x) at all times prior to the Merger Closing Date, all Shares acquired pursuant to the Exchange Offer and any Top-Off Purchases theretofore made and (y) at all times after the Merger Closing Date, 100% of the capital stock of the Target), and all intercompany debt held by the Borrower and the Guarantors except, in the case of the pledge of any equity interests of any entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code (a “CFC”) of the Borrower and the Guarantors, such pledge shall be limited to 66% of the voting equity interests and 100% of the non-voting equity interests of such CFC, and subject to certain other exceptions to be agreed;

(b)

All present and future tangible and intangible assets of the Borrower and the Guarantors including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real property, fixtures, deposit accounts, general intangibles, debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property (including, without limitation, in the event that loans are made as described in the second sentence of clause (vi) of the Transaction Summary, all rights of the Borrower with respect to such loans and pursuant to the related loan agreement) and cash, wherever located, subject to exceptions and thresholds to be agreed; and

	(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation reasonably satisfactory to the Bank Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets may be excluded from the Collateral in circumstances to be agreed and in circumstances where (x) the Bank Administrative Agent, in its reasonable discretion, determines that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby or (y) the inclusion of such asset is not permitted by law, regulation or contract (after giving effect to the applicable provisions of the Uniform Commercial Code) and excluding proceeds and receivables thereof, or would result in material and adverse tax consequences.

Intercreditor Matters:

The priority of the security interests in the Collateral and related creditors rights among the Bank Lenders and the Bridge Lenders will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Bank Administrative Agent, the Bank Lenders, the Bridge Administrative Agent and the Bridge Lenders. As determined by the Lead Arrangers, the Bridge Facility shall be secured with the Bank Facilities either on a pari passu or junior priority basis.

Interest:

At the Borrower’s option, the Bank Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only at the Base Rate:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Bank Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that the Base Rate shall be deemed to be not less than 3.00% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the completion of primary syndication of each of the Facilities (as determined by Bank Administrative Agent and notified to the Borrower, but which shall in any event be completed upon the satisfaction of the Minimum Hold Condition (as defined in the Fee Letter)), the interest period shall be one month and (ii) LIBOR shall be deemed to be not less than 2.00% per annum. LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Bank Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market). Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest Margins

The applicable Interest Margin will be the basis points set forth in the following table.

	Base Rate Loans	LIBOR Loans

Term Loan Facility	2.50%	3.50%

Revolving Facility	2.50%	3.50%

Default Interest:

Overdue principal, interest and other amounts shall bear interest at 2% per annum above the rate otherwise applicable thereto in accordance with the “Interest” section above or, in the event that there is no applicable rate, 2% per annum above the rate otherwise applicable to Base Rate Loans under the Revolving Facility.

Unused Commitment Fees:

3/4 of 1% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis and without regard to Swingline borrowings), payable (i) quarterly in arrears and (ii) on the date of termination or expiration of such commitments.

Ticking Fee:

From the Exchange Offer Funding Date, 3/4 of 1% per annum on the unused amount of the commitments under the Term Loan Facility (calculated on an actual/360-day) basis, payable (without duplication) (i) quarterly in arrears and (ii) on the date of termination or expiration of such commitments.

Letter of Credit Fees:

The Borrower shall pay (calculated on an actual/360-day basis) (a) to the Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Bank Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit.  Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Optional Prepayments and Commitment Reductions:

The Borrower may prepay, in whole or in part, the Bank Facilities, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in minimum amounts to be agreed. Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrower without premium or penalty.

Mandatory Prepayments:

Subject to exceptions and thresholds to be agreed, the Bank Facilities shall be prepaid in an amount equal to: (a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of all or any part of the assets (including as a result of casualty or condemnation) of the Borrower or any of its subsidiaries after the Exchange Closing Date and other than amounts reinvested in assets to be used in the Borrower’s business within 18 months of such disposition, (b) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or disqualified preferred stock (to be defined) after the Exchange Closing Date (other than indebtedness permitted by the Bank Facilities) and (c) 50% of excess cash flow (to be defined) of the Borrower and its subsidiaries (to be defined in a manner to be agreed), subject to stepdowns based on leverage ratios to be agreed.  Mandatory prepayments shall be applied first to the Term Loans and, after the Term Loans have been prepaid in full, to the Revolving Facility (without any corresponding reduction of commitments thereunder).  Mandatory repayments and/or commitment reductions shall also be required as described in (x) the last two sentences immediately preceding Section 1 of the Commitment Letter and (y) clause (vii) of the Transaction Summary.

Application of Prepayments:

Prepayments of Term Loans will be applied to the scheduled amortization payments thereof (i) in the case of optional prepayments, as directed by Borrower and (ii) in the case of mandatory prepayments, on a pro rata basis.

Conditions Precedent to Funding under Bank Facilities on the Exchange Offer Funding Date:

Conditions precedent to extensions of credit under the Bank Facilities on the Exchange Offer Funding Date shall be limited to (x) those set forth in the second paragraph of Section 1 of the Commitment Letter and applicable conditions in the Conditions Term Sheet and the accuracy of the Merger Agreement Representations and the Specified Representations and (y) delivery to the Bank Administrative Agent of a notice of borrowing and any letter of credit request.

Conditions Precedent to Extensions of Credit Under Bank Facilities After Exchange Offer Funding Date and On or Prior to the Merger Closing Date:

Conditions precedent to extensions of credit pursuant to the Bank Facilities after the Exchange Offer Funding Date and on or prior to the occurrence of the Merger Closing Date shall be limited to the following: (x) the initial borrowing shall have occurred pursuant to the Term Loan Facility, (y) the relevant conditions in the Conditions Term Sheet shall have been satisfied and (z) delivery to the Bank Administrative Agent of a notice of borrowing or letter of credit request, as appropriate.

Conditions Precedent to All Other Extensions of Credit:

Conditions precedent to each borrowing under the Bank Facilities after the Merger Closing Date shall be limited to the following:  (a) delivery to the Bank Administrative Agent of a notice of borrowing or letter of credit request, as appropriate; (b) the absence of any default or event of default at the time of, and immediately after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and immediately after giving effect to, such borrowings; (d) with respect to each Bank Lender, there being no legal bar to such Bank Lender making the loan or issuance; and (e) satisfaction of the conditions, if applicable, of items 5 and 6(a) of the Conditions Term Sheet.

Representations and Warranties:

The following representations and warranties shall be applicable to the Borrower and its subsidiaries (subject to, where appropriate, thresholds, materiality and/or exceptions to be negotiated and reflected in the Bank Documentation): corporate existence; corporate power and authority; non-contravention and enforceability of the Bank

Documentation; no conflicts with law, charter documents or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information and projections); no Material Adverse Change (to be defined in a manner to be agreed for the purposes of representations and warranties made for extensions of credit under any Facility after the Merger Closing Date); compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure; ownership of property; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; no material litigation; inapplicability of the Investment Company Act of 1940; solvency; payment of taxes and other obligations; no default or event of default; employment and labor relations; maintenance of insurance; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:

The following affirmative covenants shall be applicable to the Borrower and its subsidiaries (subject to, where appropriate, thresholds, materiality and/or exceptions to be negotiated and reflected in the Bank Documentation): delivery of certified quarterly and audited annual financial statements (including related management and discussion analysis), accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, budgets and compliance certificates; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; corporate separateness; preservation of corporate existence, rights (charter and statutory), permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; agreement to hold annual meetings of Bank Lenders; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Bank Facilities from Moody’s and S&P (but not to maintain a specific rating); obtaining interest rate protection on a percentage to be agreed of the aggregate funded indebtedness of the Borrower and its subsidiaries for a period of time to be agreed and in form and with parties acceptable to the Bank Lenders, in each case on terms reasonably satisfactory to the Bank Administrative Agent. Affirmative covenants shall also be included which require the Borrower to effect the Transactions in accordance with the Transaction Summary.

Negative Covenants:                                                                                                                                  The following negative covenants shall be applicable to the Borrower and its subsidiaries (subject to, where appropriate, thresholds, materiality and/or exceptions to be negotiated and reflected in the Bank Documentation):

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guaranties and other contingent obligations, and including the subordination of intercompany indebtedness on terms reasonably satisfactory to the Bank Administrative Agent) and any prepayment, redemption or repurchase of certain debt.

4. Limitations on mergers, consolidations and acquisitions.

5. Limitations on sales, transfers and other dispositions of assets (including, without limitation, capital stock of subsidiaries of the Borrower).

6. Limitations on loans and other investments (including joint ventures and partnerships); provided that investments using the proceeds of Revolving Loans in an amount to be determined (not to exceed $50,000,000) shall be permitted to be made by the Borrower and its subsidiaries in Terra Nitrogen to satisfy its interim working capital needs until such time as Terra Nitrogen establishes a separate working capital facility.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on creating new subsidiaries or becoming a general partner in any partnership.

9. Limitations on capital expenditures.

10. Limitations on restrictions affecting subsidiaries.

11. Limitations on transactions with affiliates.

12. Limitations on issuances of disqualified preferred stock (to be defined).

13. Limitations on change in (i) the nature of their business, (ii) accounting policies and (iii) fiscal periods.

14. No modification or waiver of charter documents of the Borrower and its subsidiaries or certain other material debt in a manner materially adverse to the Bank Lenders.

Financial Covenants:                                                                                                                              The following financial covenants shall be applicable to the Borrower and its subsidiaries (in each case, with relevant terms to be defined and mutually agreed upon):

•                  maintenance of a minimum interest coverage ratio (EBITDA to interest expense); and

•                  maintenance of a maximum leverage ratio (debt to EBITDA).

Events of Default:                                                                                                                                                 The following events of default shall be applicable to the Borrower and its subsidiaries: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants (with grace periods to be agreed in the case of covenants); cross-default and cross-acceleration (with thresholds to be agreed); bankruptcy and insolvency events; judgment defaults (with threshold to be agreed); actual or asserted invalidity or impairment of Bank Documentation, Collateral, guarantees or subordination provisions (of subordinated debt); change of control; and customary ERISA defaults.

Expenses and Indemnity:                                                                                                            The Borrower shall pay or reimburse all reasonable and documented out-of-pocket costs and expenses incurred by MSSF and BTMU in connection with the syndication of the Bank Facilities and with the preparation, negotiation, execution and delivery of the Bank Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of one counsel and if necessary one local counsel and one regulatory counsel for MSSF and BTMU in any applicable jurisdiction.  The Borrower further agrees to pay all documented out-of-pocket costs and expenses of the Bank Administrative Agent, the Collateral Agent and the Issuing Bank  and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel

(and, in the case of conflict of interest, additional counsel to any affected indemnified person) and one local counsel and one regulatory counsel in any applicable jurisdiction and consultants) incurred in connection with the administration, amendment, waiver or modification (including amendments, waivers or modifications) of the Bank Documentation, and of the Bank Administrative Agent, the Collateral Agent, the Issuing Bank and the Bank Lenders arising out of the enforcement of any of its rights and remedies under, the Bank Documentation.

The Borrower will indemnify the Bank Lenders, the Commitment Parties, the Bank Lead Arranger, the Bank Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the bad faith, gross negligence or willful misconduct of such person.

Waivers and Amendments:                                                                                               Amendments and waivers of the provisions of the Bank Documentation shall require the approval of the Borrower and the Bank Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bank Facilities; provided that (a) the consent of each affected Bank Lender shall be required with respect to (i) increases in the commitment of such Bank Lender; (ii) reductions of principal, interest or fees of such Bank Lender; and (iii) extensions of scheduled amortization or the final maturity date of the loans or commitments of such Bank Lender; (b) the consent of all of the Bank Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) (other than in connection with the addition of additional tranches under the Bank Facilities) and (ii) releases of all or substantially all of the Collateral or the guarantees, and (c) consent of the Bank Lenders holding not less than a majority of any class of loans under the Bank Facilities shall be require with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

The Bank Documentation shall contain customary provisions relating to “defaulting” Bank Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or Bank Loans of such Bank Lenders).

Assignments and Participations:                                                               Each Bank Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities.  Assignments will require payment of an administrative fee to the Bank Administrative Agent by the assignor or the assignee and the consents of the Bank Administrative Agent and, in the case of an assignment of commitments in respect of the Revolving Facility, the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to an existing Bank Lender or an affiliate of an existing Bank Lender and (ii) during a payment default, event of default or prior to the completion of the primary syndication of the Bank Facilities of commitments and loans of either Commitment Party (as determined by the Bank Lead Arrangers).  In addition, each Bank Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bank Lender to exercise voting rights in respect of the Bank Facilities (except as to certain unanimous issues).

In addition, the Bank Documentation shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions to all Bank Lenders on a pro rata basis in accordance with procedures to be agreed; provided that  (w) in connection with any Dutch auction, the Borrower or its subsidiary, as applicable, shall make a representation that is it not in possession of material non-public information, (x) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its subsidiaries, (y) the Borrower and its subsidiaries shall not be permitted to use the proceeds of the Revolving Facility to acquire Term Loans and (z) at the time of any such acquisition of Term Loans, the Borrower and its subsidiaries shall have liquidity (to be set forth in the Bank Documentation as the aggregate amount of unrestricted cash and cash equivalents on hand and undrawn commitments under the Revolving Facility then in effect) in excess of an amount to be determined, calculated on a pro forma basis.

Excluded Subsidiaries, RCRA:                                                                          Notwithstanding anything in the Commitment Letter or any other related document to the contrary, (i) none of Terra Nitrogen, Canadian Fertilizers Limited or certain direct or indirect project finance subsidiaries of the Borrower (collectively, the “Excluded Subsidiaries”) shall be guarantors or shall pledge any Collateral under the Bank Facilities, (ii) none of the equity interests of such Excluded Subsidiaries shall be pledged as Collateral under the Bank Facilities, (iii) the Borrower or  any subsidiary of the Borrower which owns any of the equity interests of any Excluded Subsidiaries shall be permitted to pledge such equity interests in connection with indebtedness incurred by any such Excluded Subsidiary, (iv) the representations and covenants set forth in the Bank Facilities shall not be applicable to the Excluded Subsidiaries, (v) subject to limitations to be agreed, the Borrower and its subsidiaries shall be permitted to make investments and loans to the Excluded Subsidiaries to the extent necessary for such Excluded Subsidiaries to operate their businesses consistent with past practice, (vi) subject to limitations to be agreed, the Borrower and its subsidiaries shall otherwise be able to treat such Excluded Subsidiaries and enter into transactions with such Excluded Subsidiaries in a manner consistent with past practices and (vii) subject to limitations to be agreed, the Borrower will be permitted to (I) invest in, and enter into take or pay obligations with, the Borrower’s project finance subsidiaries, (II) enter into completion or performance guaranties of, or support agreements in respect of, the obligations (not consisting of borrowed money) of the Borrower’s project finance subsidiaries, and (III) sell all or a part of, or terminate and otherwise deal with, its investment in its project finance subsidiaries, in each of immediately preceding clauses (I) through (III). For the avoidance of doubt, the Excluded Subsidiaries shall be included as subsidiaries for purposes of calculations of financial covenants and definitions.

Notwithstanding anything in the Commitment Letter or any other related document to the contrary, the Borrower and its subsidiaries shall not be prohibited, pursuant to the terms of the Bank Documentation, from meeting their obligations under the Resource Conservation and Recovery Act (“RCRA”) and/or under the Florida Resource Recovery and Management Act and any consent decree entered into or to be entered into with the United States and/or the State of Florida  pursuant thereto or in connection therewith.

Yield Protection, Taxes and

Other Deductions:                                                                                                                                            The Bank Documentation will contain customary provisions for facilities of this kind, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than customary exceptions to be agreed).

Governing Law:                                                                                                                                                           The State of New York, except as to real estate and certain other collateral documents required to be governed by local law.  Each party to the Bank Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The County of New York.

Counsel to the

Bank Lead Arrangers and the

Bank Administrative Agent:                                                                                      White & Case LLP.

EXHIBIT C

$1,750,000,000 SENIOR SECURED BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS

Borrower:                                                                                                                                                                                       CF Industries Holdings, Inc. (the “Borrower”); provided that, if agreed between you, MSSF and BTMU, the Borrower shall instead be CF Industries, Inc. (“CF Industries”), in which case (and notwithstanding anything to the contrary set forth in the Commitment Letter or below in this Exhibit B) (i) CF Industries Holdings, Inc. and each of its existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries (other than CF Industries) shall (subject to the other terms set forth below) be a Guarantor, (ii) the Collateral (subject to the other terms set forth below) shall include 100% of the equity interests of CF Industries and (iii) all mandatory prepayments, representations and warranties, covenants and events of default (subject to the other terms set forth below) shall apply to CF Industries Holdings, Inc. and its subsidiaries.

Bridge Lead Arranger and

Book-Runner:                                                                                                                                                                 Morgan Stanley Senior Funding, Inc. (“MSSF”) (the “Bridge Lead Arranger”).

Bridge Administrative

Agent:                                                                                                                                                                                                           MSSF (the “Bridge Administrative Agent”).

Bridge Lenders:                                                                                                                                                      MSSF, BTMU and a syndicate of financial institutions and institutional lenders arranged by the Bridge Lead Arranger in consultation with the Borrower.

Ranking:                                                                                                                                                                                            The Loans under the Bridge Facility will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu to all senior indebtedness of the Borrower, including the Bank Facilities.

Guarantors:                                                                                                                                                                             The Bridge Facility will be guaranteed by each of the Borrower’s wholly-owned domestic direct and indirect subsidiaries that from time to time guarantee the Bank Facilities. The guarantees will rank senior to all subordinated indebtedness of the Guarantors and will rank pari passu to all other senior indebtedness of the Guarantors, including the Guarantors’ guarantee of the Borrower’s obligations under the Bank Facilities.

Bridge Facility:                                                                                                                                                          A multiple draw senior secured increasing rate bridge facility in an aggregate principal amount of up to $1,750,000,000 (the “Bridge Facility”).  If at any time after the date of the Commitment Letter any events occur which would otherwise require a mandatory payment as described under the heading “Mandatory Prepayment” below, and if the amounts which would be so required to be repaid exceed the then outstanding principal amount of Initial Bridge Loans, the commitments pursuant to the Bridge Facility shall be reduced by the respective such amount.

Purpose and Availability:                                                                                                        Upon satisfaction or waiver of the conditions precedent specified in the Commitment Letter and the Conditions Term Sheet, the Bridge Facility will be available pursuant to one or more borrowings on and after the Exchange Closing Date and on or prior to the Merger Closing Date and, together with the borrowings under the Bank Facilities, shall be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses in connection with the Transactions. The loans made under the Bridge Facility on the Exchange Closing Date or thereafter and/or prior to the Merger Closing Date are herein referred to as the “Initial Bridge Loans.”  Once repaid, no amount of Initial Bridge Loans may be reborrowed.

Blocked Amounts:                                                                                                                                           Any Bridge Facility Blocked Amount (as defined in the Bank Term Sheet) shall restrict usage of the Bridge Facility as more fully described under the heading “Blocked Amounts” in the Bank Term Sheet.

Collateral:                                                                                                                                                                                     The Bridge Facility will, subject to the Intercreditor Agreement, be secured by a valid and perfected first priority lien and security interest (or, if determined by the Bridge Lead Arranger, a junior priority (but only to the Credit Facility) lien and security interest) in all of the Collateral as defined in the Bank Term Sheet.

Intercreditor Matters:                                                                                                                       The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Bank Administrative Agent, the Bank Lenders, the Bridge Administrative Agent and the Bridge Lenders.

Conversion to Extended

Term Loans:                                                                                                                                                                          If any Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Exchange Closing Date (the “Rollover Date”) and unless (i) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (ii) there exists a matured default with respect to the Initial Bridge Loans, or (iii) the Merger Closing Date did not occur on or prior to the Outside Date, the Initial Bridge Loans shall automatically be converted into term loans (each, an “Extended Term Loan” and, together with the Initial Bridge Loans, the “Senior Loans”) maturing on the seventh anniversary of the Exchange Closing Date (the “Bridge Final Maturity Date”), subject to the Bridge Lenders’ rights to convert Initial Bridge Loans into Senior Exchange Notes as set forth below.  Any Initial Bridge Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date; provided that if the Merger Closing Date did not occur on or prior to the Outside Date, such Initial Bridge Loans shall instead mature on the Outside Date.

Exchange into Senior Exchange

Notes:                                                                                                                                                                                                              Each Bridge Lender of an Initial Bridge Loan or Extended Term Loan that is (or will immediately transfer its Senior Exchange Notes to) an Eligible Holder (as defined in Annex I) will have the option, subject to the following two sentences, at any time on or after the Rollover Date, to receive notes (the “Senior Exchange Notes”) in exchange for such Initial Bridge Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I.  If Bridge Lenders holding at least $50,000,000 of Initial Bridge Loans or Extended Term Loans (“Initial Requesting Bridge Lenders”) submit to the Borrower a written request to exchange Initial Bridge Loans or Extended Term Loans for Senior Exchange Notes (a “Requesting Bridge Lender Request”), the Borrower shall notify the other Bridge Lenders of such Requesting Bridge Lender Request and of such other Bridge Lenders’ opportunity to join in such Requesting Bridge Lender

Request by responding to the Borrower’s notice and (i) deliver to the Initial Requesting Bridge Lenders and any other Bridge Lenders that provide such a response within 10 business days after such notice (such Bridge Lenders, collectively, including the Initial Requesting Bridge Lenders, the “Requesting Bridge Lenders”) an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Senior Exchange Notes by such Bridge Lenders, in such form and substance as is reasonably acceptable to the Borrower and the Requesting Bridge Lenders, and (subject to customary blackout periods) keep such offering memorandum updated during the first year after the Rollover Date, provided that the Borrower may include information in such offering memorandum by incorporating such information by reference to documents filed with the Securities and Exchange Commission and may update such offering memorandum through “forward” incorporation by reference to the Borrower’s filings with the Securities and Exchange Commission on and after the date of such offering memorandum, and the effect of such incorporation by reference and such updating shall be deemed to be consistent with the manner in which such incorporation by reference and updating would operate pursuant to Rule 412 under the Securities Act of 1933 if the offering memorandum were a registration statement under the Securities Act of 1933, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by the Requesting Bridge Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Requesting Bridge Lenders and such certificates as the Requesting Bridge Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Requesting Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as are reasonably requested by the Requesting Bridge Lenders in connection with issuances or resales of Senior Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by the Requesting Bridge Lenders and customarily provided in due diligence investigations in connection with purchases of securities by initial purchasers in Rule 144A offerings.  The Borrower shall not be required to act on or respond to any Requesting Bridge Lender Request other than the first four such requests received by the Borrower and shall not be required to undertake the actions specified in the immediately-preceding preceding sentence, including clauses (i) through (iv) thereof, with respect to more than four Requesting Bridge Lender Requests in the aggregate.

Interest Rate:                                                                                                                                                                     Prior to the Rollover Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”) plus the Spread (as defined below).  LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Bridge Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market). The “Spread” will initially be 800 basis points.  If the Initial Bridge Loans are not repaid in full within 30 days following the Exchange Closing Date, the Spread will increase by 100 basis points on the first day of the immediately succeeding 30 day period and shall increase by an additional 100 basis points at the beginning of each 30 day period thereafter (but, in any event, not on the Rollover Date).  LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 2.0% per annum.

Interest on the Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Rollover Date. The per annum interest rate on the Initial Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Extended Term Loans will accrue interest at the Total Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:                                                                                                                                                      Upon the occurrence and during the continuance of a payment default, interest will accrue on the overdue amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable in accordance with the provisions set forth in the “Interest Rate” section above; provided that after the Rollover Date, the Initial Bridge Loans (i.e., if the conditions to conversion into Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Total Cap.

Mandatory Prepayment:                                                                                                              Subject to the Intercreditor Agreement and subject to exceptions and thresholds to be agreed, the Borrower will be required to prepay Initial Bridge Loans and Extended Term Loans, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net cash proceeds received from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) of the Borrower or any of its subsidiaries after the Closing Date and other than amounts reinvested in assets to be used in the Borrower’s business within 18 months of such disposition, (b) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or disqualified preferred stock (to be defined) after the Closing Date, other than exceptions to be agreed and (d), without duplication of amounts applied as required by the following sentence,  100% of the net cash proceeds received from the issuance of equity by or equity contributions to the Borrower after the date of the Commitment Letter. Mandatory repayments and/or commitment reductions shall also be required as described in (x) the last two sentences immediately preceding Section 1 of the Commitment Letter and (y) clause (vii) of the Transaction Summary.

Optional Prepayments:                                                                                                                    The Initial Bridge Loans and the Extended Term Loans may be prepaid without premium or penalty, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Conditions Precedent to

Funding on Exchange Offer

Funding Date:                                                                                                                                                                   Conditions precedent to the borrowings under the Bridge Facility on the Exchange Offer Funding Date shall be those (x) set forth in the second paragraph of Section 1 of the Commitment Letter and applicable conditions in the Conditions Term Sheet and the accuracy of the Merger Agreement Representations and the Specified Representations and (y) delivery to the Bridge Administrative Agent of a notice of borrowing.

Conditions Precedent

to Funding Under Bridge Facility

After Exchange Offer

Funding Date:                                                                                                                                                                   Conditions precedent loans under the Bridge Facility after the Exchange Offer Funding Date shall be limited to the following: (x) the initial borrowing shall have occurred pursuant to the Facilities and the relevant conditions precedent to such borrowing (as referenced above) shall have been satisfied, (y) the relevant conditions in the Conditions Term Sheet shall have been satisfied and (z) delivery to the Bridge Administrative Agent of a notice of borrowing.

Representations and Warranties:                                                          Substantially the same as the Bank Facilities, with such changes as are necessary or appropriate for the Bridge Facility.

Affirmative and Negative

Covenants:                                                                                                                                                                                    Substantially the same as the Bank Facilities, with such changes as are necessary or appropriate for the Bridge Facility, as well as compliance with the obligation to cause the Take-out Financing (as defined in the Fee Letter) to be consummated promptly following issuance of the Take-out Financing and to pay the Bridge Conversion Fee (as defined in the Fee Letter) on the Rollover Date.

Financial Covenants:                                                                                                                              Substantially the same as the Bank Facilities, with such set-backs as are necessary or appropriate for the Bridge Facility.

Events of Default:                                                                                                                                                 The following events of default shall be applicable to the Borrower and its subsidiaries: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants (with grace periods to be agreed in the case of covenants); cross-default and cross-acceleration (with thresholds to be agreed); bankruptcy and insolvency events; judgment defaults (with threshold to be agreed); actual or asserted invalidity or impairment of Bridge Documentation, guarantees, Collateral or subordination provisions (of subordinated debt); change of control; standard ERISA defaults and failure to comply with any obligations following a Demand Notice as set forth in the Fee Letter.

Expenses and Indemnity:                                                                                                           Substantially the same as the Bank Facilities, with such changes as are necessary or appropriate for the Bridge Facility.

Waivers and Amendments:                                                                                              Substantially the same as the Bank Facilities, with such changes as are necessary or appropriate for the Bridge Facility.

Assignments and Participations:                                                              Each Bridge Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility.  Assignments will require payment of an administrative fee to the Bridge Administrative Agent by the assignor or the assignee and, except for an assignment to an existing Bridge Lender or an affiliate of an existing Bridge Lender, the consent of the Bridge Administrative Agent.  In addition, each Bridge Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain unanimous issues).

If a Bridge Lender makes an assignment of Initial Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Initial Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (a “Senior Applicable Offering”), (i) the Borrower shall pay the holder of such Initial Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which such Bridge Lender assigned such Initial Bridge Loans but in any event may not be greater than par) at which the holder of such Initial Bridge Loans will be repaid by the Borrower with the proceeds of a Senior Applicable

Offering (the “Senior Agreed Price”) and (ii) the Borrower shall pay such Bridge Lender the difference between par and the Senior Agreed Price.  Such payments by the Borrower shall be in full satisfaction of such Initial Bridge Loans in the case of a repayment or prepayment with proceeds of a Senior Applicable Offering.  For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of a Senior Applicable Offering.

Excluded Subsidiaries, RCRA:                                                                          Notwithstanding anything in the Commitment Letter or any other related document to the contrary, (i) none of Terra Nitrogen, Canadian Fertilizers Limited or certain direct or indirect project finance subsidiaries of the Borrower (collectively, the “Excluded Subsidiaries”) shall be guarantors or shall pledge any Collateral under the Bridge Facility, (ii) none of the equity interests of such Excluded Subsidiaries shall be pledged as Collateral under the Bridge Facility, (iii) the Borrower or  any subsidiary of the Borrower which owns any of the equity interests of any Excluded Subsidiaries shall be permitted to pledge such equity interests in connection with indebtedness incurred by any such Excluded Subsidiary, (iv) the representations and covenants set forth in the Bridge Facility shall not be applicable to the Excluded Subsidiaries, (v) subject to limitations to be agreed, the Borrower and its subsidiaries shall be permitted to make investments and loans to the Excluded Subsidiaries to the extent necessary for such Excluded Subsidiaries to operate their businesses consistent with past practice, (vi) subject to limitations to be agreed, the Borrower and its subsidiaries shall otherwise be able to treat such Excluded Subsidiaries and enter into transactions with such Excluded Subsidiaries in a manner consistent with past practices and (vii) subject to limitations to be agreed, the Borrower will be permitted to (I) invest in, and enter into take or pay obligations with, the Borrower’s project finance subsidiaries, (II) enter into completion or performance guaranties of, or support agreements in respect of, the obligations (not consisting of borrowed money) of the Borrower’s project finance subsidiaries, and (III) sell all or a part of, or terminate and otherwise deal with, its investment in its project finance subsidiaries, in each of immediately preceding clauses (I) through (III).  For the avoidance of doubt, the Excluded Subsidiaries shall be included as subsidiaries for purposes of calculations of financial covenants and definitions.

Notwithstanding anything in the Commitment Letter or any other related document to the contrary, the Borrower and its subsidiaries shall not be prohibited, pursuant to the terms of the Bridge Documentation, from meeting their obligations under the Resource Conservation and Recovery Act (“RCRA”) and/or under the Florida Resource Recovery and Management Act and any consent decree entered into or to be entered into with the United States and/or the State of Florida  pursuant thereto or in connection therewith.

Yield Protection, Taxes and

Other Deductions:                                                                                                                                           Substantially the same as the Bank Facilities, with such changes as are necessary or appropriate for the Bridge Facility.

Governing Law:                                                                                                                                                          The State of New York.  Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The County of New York.

Counsel to the

Bridge Lead Arranger and

the Bridge Administrative

Agent:                                                                                                                                                                                                           White & Case LLP.

ANNEX I

SENIOR EXCHANGE NOTES
SUMMARY OF TERMS AND CONDITIONS

Issuer:                                                                                                                                                                                                            The Borrower will issue Senior Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Senior Indenture”).  The Borrower in its capacity as issuer of the Senior Exchange Notes is referred to as the “Issuer.”

Guarantors:                                                                                                                                                                                  Same as Bridge Loans.

Principal Amount:                                                                                                                                                The Senior Exchange Notes will be available only in exchange for (i) the Initial Bridge Loans on the Rollover Date or (ii) the Extended Term Loans at any time.  The principal amount of any Senior Exchange Note will equal 100% of the aggregate principal amount of the Initial Bridge Loans or the Extended Term Loans for which it is exchanged.

Maturity:                                                                                                                                                                                              The Senior Exchange Notes will mature on the Bridge Final Maturity Date.

Interest Rate:                                                                                                                                                                         The Senior Exchange Notes will bear interest at a rate equal to the Total Cap. Such interest will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days comprised of twelve 30 day months.

Default Interest:                                                                                                                                                          In the event of a payment default on the Senior Exchange Notes, interest on the Senior Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Senior Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:                                                                                                                                                                                                 Same as Initial Bridge Loans.

Collateral:                                                                                                                                                                                           Same as Initial Bridge Loans.

Intercreditor Matters:                                                                                                                              Same as Initial Bridge Loans.

 Annex I-1

Mandatory Offer to Purchase:                                                                                 The Issuer will be required to offer to purchase the Senior Exchange Notes upon a change of control (to be defined in a mutually acceptable manner) at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Subject to the Intercreditor Agreement (other than amounts reinvested in assets to be used in the Borrower’s business within 18 months of such disposition), the Issuer will also be required to offer to purchase Senior Exchange Notes with specified net cash proceeds of certain non-ordinary course asset sales and recovery events at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Optional Redemption:                                                                                                                            Until the fourth anniversary of the Exchange Closing Date, the Senior Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points.  Thereafter, the Senior Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Senior Exchange Notes, declining ratably to par on the date which is one year prior to the Bridge Final Maturity Date.

In addition, Senior Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Exchange Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Senior Exchange Notes; provided that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of Senior Exchange Notes originally issued shall remain outstanding.

Registration Rights:                                                                                                                                      Upon the written request (the “Registration Request”) of the holders of Senior Exchange Notes in an aggregate principal amount of at least $25.0 million (the “Requesting Holders”), the Issuer will use commercially reasonable efforts to file within 150 days thereafter, and will use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter, a shelf registration statement providing for the resale of Senior Exchange Notes of those Requesting Holders that have provided the information concerning such Requesting Holders required by applicable rules and regulations of the Securities and Exchange Commission (a “Shelf Registration Statement”) and/or a registration statement relating to an exchange offer with respect to all outstanding Senior Exchange Notes (a “Registered Exchange Offer”)

 Annex I-2

whereby the Issuer will offer registered notes having terms substantially identical to the Senior Exchange Notes (except as set forth below) (the “Substitute Notes”) in exchange for all outstanding Senior Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Senior Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Senior Exchange Notes acquired for its own account as a result of market making or other trading activities)).

If a Shelf Registration Statement is filed, the Issuer will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Senior Exchange Notes but in no event longer than one year from the issuance of any Senior Exchange Note.

If, within 270 days following the date on which the Requesting Holders provide the Issuer with a Registration Request (the “Request Date”), a Shelf Registration Statement for the Senior Exchange Notes has not been declared effective or the Issuer has not consummated a Registered Exchange Offer, then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Senior Exchange Notes outstanding held by such Requesting Holders who are unable freely to transfer Senior Exchange Notes from and including the 271st day after the Request Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages payable, at the option of the Issuer, in the form of additional Senior Exchange Notes).  Such liquidated damages shall increase by 0.25% per annum on the date that is 3 months after the Default Registration Date to a maximum of 0.50% per annum.  The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

 Annex I-3

The documents governing the Senior Exchange Notes and the Substitute Notes will provide that any Substitute Notes will not be secured by the capital stock of any affiliate of CF Industries Holdings, Inc. (“CFH”) to the extent that the granting or existence of such security interest would give rise to any requirement to file separate financial statements for such affiliate with the Securities and Exchange Commission pursuant to Rule 3-16 of Regulation S-X under the Securities Act of 1933 or any successor rule or regulation.  The documents governing the Senior Exchange Notes will provide that any pledge of the capital stock of any affiliate of CFH securing Senior Exchange Notes will be automatically released (and will not constitute collateral securing Senior Exchange Notes) to the extent that the granting or existence of such security interest would give rise to any requirement to file separate financial statements for such affiliate with the Securities and Exchange Commission pursuant to Rule 3-16 of Regulation S-X under the Securities Act of 1933 or any successor rule or regulation.

Right to Transfer Exchange Notes:                                                         Each holder of Senior Exchange Notes shall have the right to transfer its Senior Exchange Notes, in whole or in part, in compliance with applicable law to any third parties.

Covenants:                                                                                                                                                                                   Those typical for an indenture governing a high yield note issue of a new issuer.

Events of Default:                                                                                                                                                Those typical for an indenture governing a high yield note issue of a new issuer.

Excluded Subsidiaries; RCRA:                                                                                Notwithstanding anything in the Commitment Letter or any other related document to the contrary, (i) none of Terra Nitrogen, Canadian Fertilizers Limited or certain of its direct or indirect project finance subsidiaries of the Borrower (collectively, the “Excluded Subsidiaries”) shall be guarantors or shall pledge any Collateral under the Senior Indenture or the Senior Exchange Notes, (ii) none of the equity interests of such Excluded Subsidiaries shall be pledged as Collateral under the Senior Indenture or the Senior Exchange Notes, (iii) the Borrower or any subsidiary of the Borrower which owns any of the equity interests of any Excluded Subsidiaries shall be permitted to pledge such equity interests in connection with indebtedness incurred by any such Excluded Subsidiary, (iv) the representations and covenants set forth in the Senior Indenture or the Senior Exchange Notes shall not be

 Annex I-4

applicable to the Excluded Subsidiaries, (v) subject to limitations to be agreed, the Borrower and its subsidiaries shall be permitted to make investments and loans to the Excluded Subsidiaries to the extent necessary for such Excluded Subsidiaries to operate their businesses consistent with past practice, (vi) subject to limitations to be agreed, the Borrower and its subsidiaries shall otherwise be able to treat such Excluded Subsidiaries and enter into transactions with such Excluded Subsidiaries in a manner consistent with past practices and (vii) subject to limitations to be agreed, the Borrower will be permitted to (I) invest in, and enter into take or pay obligations with, the Borrower’s project finance subsidiaries, (II) enter into completion or performance guaranties of, or support agreements in respect of, the obligations (not consisting of borrowed money) of the Borrower’s project finance subsidiaries, and (III) sell all or a part of, or terminate and otherwise deal with, its investment in its project finance subsidiaries, in each of immediately preceding clauses (I) through (III)..  For the avoidance of doubt, the Excluded Subsidiaries shall be included as a subsidiary for purposes of calculations of financial covenants and definitions.

Notwithstanding anything in the Commitment Letter or any other related document to the contrary, the Borrower and its subsidiaries shall not be prohibited, pursuant to the terms of the Senior Indenture or the other documents governing the Senior Exchange Notes, from meeting their obligations under the Resource Conservation and Recovery Act (“RCRA”) and/or under the Florida Resource Recovery and Management Act and any consent decree entered into or to be entered into with the United States and/or the State of Florida  pursuant thereto or in connection therewith.

Governing Law:                                                                                                                                                            The State of New York.  Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The County of New York.

 Annex I-5

EXHIBIT D

CONDITIONS PRECEDENT
$2,300,000,000 MILLION SENIOR SECURED BANK FACILITIES
$1,750,000,000 MILLION SENIOR SECURED BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit D is attached.

1.             Conditions Applicable to the Facilities.  The commitments of the Lenders in respect of the Facilities and the Exchange Closing Date and the initial extensions of credit thereunder will be subject to satisfaction of the conditions precedent set forth in the second paragraph of Section 1 of the Commitment Letter, the conditions precedent set forth in the Bank Term Sheet under the Heading “Conditions Precedent to Funding under Bank Facilities on the Exchange Offer Funding Date”,  the conditions precedent set forth in the Bridge Term Sheet under the Heading “Conditions Precedent to Funding on Exchange Offer Funding Date” and the following additional conditions precedent:

(a)           Consummation of the Exchange Offer.  The Exchange Offer shall be consummated concurrently with the initial funding of the Facilities in compliance with applicable law and in accordance with the Exchange Offer (which shall be in the same form as the draft received by the Lead Arrangers prior to the execution hereof on March 2, 2010), as amended, waived or otherwise modified from time to time but without any modifications, waivers (including of any conditions to the Borrower’s obligations to consummate the Exchange Offer, determined without regard to standards such as “unless otherwise satisfactory to, or determined or agreed by the Borrower”) or amendments thereof or any consents thereunder (except as expressly provided in the Merger Agreement) that are materially adverse to the Lenders (including, without limitation, any of the foregoing that (x) modifies or waives any of the requirements described in clause (ii) of the Transaction Summary or (y) results in an increase in the aggregate consideration (except for any increase to the extent consisting solely of additional shares of common stock of the Borrower).  Immediately following the consummation of the Exchange Offer, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as described in the audited consolidated financial statements of the Borrower, the Target and their respective subsidiaries filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 (without subsequent amendment, supplement, restatement or modification) which has not yet been repaid in connection with the Refinancing or as otherwise permitted pursuant to the terms of the Financing Documentation (as in effect on the Exchange Closing Date, immediately after giving effect thereto).

(b)           Entering into of Merger Agreement.   Prior to the consummation of the Exchange Offer, the Borrower, Mergersub and Target shall have entered into the Merger Agreement (which shall be in the same form as the draft Merger Agreement marked “DRAFT 3/2/10” received by the Lead Arrangers prior to the execution hereof on March

2, 2010), as amended, waived or otherwise modified from time to time but without any modifications, waivers or amendments thereof or any consents thereunder that are materially adverse to the Lenders (including, without limitation, any of the foregoing that results in an increase in the aggregate consideration (except for any increase to the extent consisting solely of additional shares of common stock of the Borrower) or the allowance of any additional permitted dividends) unless consented to by the Lead Arrangers.

(c)           Fees and Expenses.  The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter.  All accrued costs, fees and expenses documented and received by the Borrower prior to the Exchange Closing Date (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arrangers and the Lenders shall have been paid.

(d)           Pro Formas.  The Lead Arrangers shall have received pro forma consolidated financial statements of the Borrower and its subsidiaries (including the Target and its subsidiaries) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Exchange Closing Date) on Form S-1 and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Merger Agreement Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

(e)           Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(f)            Collateral.  Subject to the last paragraph of Section 1 of the Commitment Letter, the Collateral Agent for each of the Facilities shall have a perfected, first priority (or second priority if the Bridge Lead Arranger so elects for the Bridge Facility) security interest in and lien on all assets as set forth in the Bank Term Sheet under the heading “Collateral”, (ii) all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made, and (iii) all filings and recording fees and taxes shall have been duly paid.

(g)           Use of Funds.  At the time of borrowing, the Borrower shall certify (x) all funds so borrowed under the Facilities (other than the Revolving Facility) will be used to make cash payments owing to pay for Shares purchased pursuant to the Exchange Offer and to pay any fees and expenses in connection with the Transactions which are then due and payable, less the amount of cash and cash equivalents (for this purpose, excluding (x) any auction rate securities which would otherwise be included in cash equivalents and (y) up to $130 million of cash for the purpose of paying RCRA obligations of the Borrower and its Subsidiaries’) of the Borrower and its Subsidiaries (other than the Target and its subsidiaries) then on hand which are available for such purpose (less a reserve not to exceed $200 million) and to complete the Borrower Refinancing.  If any Senior Notes or equity of the Borrower (excluding equity issued directly as consideration pursuant to the Exchange Offer) has been issued, all net proceeds therefrom shall be used for the purposes described above before borrowing pursuant to the Facilities.  At all times prior to the borrowing in full of all commitments pursuant to the Term Loan Facility and the Bridge Facility, the Lead Arrangers shall be entitled to determine (after consultation with the Borrower) which of such Facilities shall be utilized for the respective borrowing.

(h)           Miscellaneous Closing Conditions.  The Lenders under each Facility shall have received reasonably satisfactory opinions of counsel for the Borrower and the Guarantors and of local counsel, as the case may be, such corporate resolutions, and customary closing certificates (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions).

2.             Additional Bank Facilities Conditions.  In addition, the commitments of the Bank Lenders in respect of the Bank Facilities and the closing and the initial extension of credit thereunder will be subject to the satisfaction of the following additional condition precedent:  Bridge Facility/Senior Notes.  Unless $1,750,000,000 of gross proceeds shall have been received pursuant to the issuance of the Senior Notes on or prior to the Exchange Closing Date, the Bridge Documentation shall have been executed and delivered, and the Borrower shall have commitments to lend thereunder gross proceeds of not less than $1,750,000,000 less the principal amount if any of Senior Notes theretofore issued (or such lesser amount determined by the Borrower to be sufficient to consummate the Transactions).

3.             Additional Bridge Facility Conditions.  In addition, commitments of the Bridge Lenders in respect of the Bridge Facility and the Exchange Closing Date and initial funding thereunder will be subject to the satisfaction of the following additional conditions precedent:

(a)           Offering Documentation.  The Borrower shall have engaged the investment bank referred to in the Commitment Letter (the “Investment Bank”) to place the loans or debt, equity or equity-linked securities referred to therein the proceeds of which are applied either (a) to finance any portion of the cash needed to consummate the Acquisition and the Refinancing or (b) to refinance the Bridge Facilities (as extended, converted or exchanged) or any other indebtedness or preferred stock incurred, issued or assumed in connection with the Acquisition and the Refinancing, and which may provide for closing into escrow on customary terms prior to the consummation of the Acquisition.   Without limitation of the foregoing, the Borrower shall have prepared and delivered to the Bridge Lead Arrangers one or more customary preliminary offering circulars, prospectuses or private placement memoranda (as applicable), which includes (or incorporates by reference) all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act (except with respect to any loan or private offering of securities for financial statements and other information required by Rules 3-10 and 3-16 of Regulation S-X under the Securities Act), provided that, in any such preliminary offering circulars, prospectuses or private placement memoranda and any supplements thereto or final versions thereof, the preparation of which is completed between the end of a fiscal year of the Borrower and the 120th day after such fiscal year end, any such information corresponding to that required by Part III of Form 10-K under the Securities Exchange Act of 1934 shall not be required to be included (or incorporated by reference) with respect to such fiscal year) relating to any such Take-out Financing, and thereafter prepare supplements to or final versions of such offering circulars, prospectuses or private placement memoranda (as applicable) (promptly upon request by, and in a form satisfactory to, the Investment Bank) (collectively, the “Offering Document”), and (ii) caused the independent registered public accountants of the Borrower and the Target to provide drafts of customary “comfort letters” (including in the case of any securities, customary “negative assurances”) that they would be prepared to render, subject to completion of customary procedures, with respect to the financial information in the Offering Document.

(b)           Bank Facilities.  Concurrently with the initial borrowings under the Bridge Facility, the Bank Documentation shall have been executed and delivered consistent with the terms of the Commitment Letter, and the Borrower shall have commitments thereunder to lend at least $2,300,000,000 (or if the Bridge Facility is repaid in full or terminated with no borrowings thereunder, such lesser amount determined by the Borrower to be sufficient to consummate the Transactions).

4.             Conditions Applicable to the Facilities for Borrowings after the Exchange Closing Date and prior to the Merger Closing Date.  The commitments of the Lenders to lend pursuant to any of the Facilities after the Exchange Closing Date and prior to the consummation of the Merger shall be subject to the satisfaction of the conditions precedent set forth in the Bank Term Sheet under the Heading “Conditions Precedent to Extensions of Credit Under Bank Facilities After Exchange Offer Funding Date and On or Prior to the Merger Closing Date”, the conditions precedent set forth in the Bridge Term Sheet under the Heading “Conditions Precedent to Funding Under Bridge Facility After Exchange Offer Funding Date”, and the following additional conditions precedent:

(a)           Consummation of the Exchange Offer.  The Exchange Offer shall have been consummated and the initial extensions of credit pursuant to the Facilities shall have been made in accordance with the relevant conditions described in preceding Section 1 and the other applicable conditions contained in the Commitment Letter.

(b)           Merger Agreement.  The Merger Agreement described in preceding Section 1(b) shall remain in full force and effect and there shall have been no modifications, waivers or amendments thereto or any consents thereunder which would not have been permitted pursuant to said Section 1(b) through the respective funding .

(c)           Use of Proceeds.  The proceeds to be borrowed (except to the extent borrowed under the Revolving Facility) shall be used solely (x) to make Top-Off Purchases (with the consideration per share not to exceed that payable pursuant to the Exchange Offer) or (y) to make loans to Target to enable it or Target Sub to purchase Target Existing Notes as required in accordance with the provisions of clause (vi) of the Transaction Summary, in each case after using any cash and cash equivalents (for this purpose, excluding any (x) auction rate securities which would otherwise be included in cash equivalents and (y) up to $130 million of cash for the purpose of paying RCRA obligations of the Borrower and its Subsidiaries’) available for such purpose of  (A) the Borrower and its Subsidiaries other than Target and its subsidiaries (less a reserve not to exceed $200 million) and (B) Target and its subsidiaries (other than Terra Nitrogen) with respect to clause (y) only above (less a reserve not to exceed an amount to be determined by the Commitment Parties following consultation with the Borrower).  In the event any proceeds are to be used for the purposes described in preceding clause (y) the requirements contained in the proviso to the first sentence of clause (vi) of Exhibit A shall be required to be met to the reasonable satisfaction of the Lead Arrangers.  If any Senior Notes or equity of the Borrower (excluding equity issued directly as consideration pursuant to the Exchange Offer) has been issued, all net proceeds therefrom shall be used for the purposes described above or otherwise to finance the Transactions before borrowing pursuant to the Facilities.  At all times prior to the borrowing in full of all commitments pursuant to the Term Loan Facility and the Bridge Facility, the Lead Arrangers shall be entitled to determine (after consultation with the Borrower) which of such Facilities shall be utilized for the respective borrowing.

5.             Conditions applicable to Borrowings on or after the Merger Closing Date.  The commitments of the Lenders in respect of the Facilities and the obligations to lend thereunder on or after the date of the Merger Closing Date shall be subject to the satisfaction of the conditions precedent set forth in the Bank Term Sheet under the Headings “Conditions Precedent to Extensions of Credit Under Bank Facilities After Exchange Offer Funding Date and On or Prior to the Merger Closing Date” or “Conditions Precedent to All Other Extensions of Credit”, as the case may be, the conditions precedent set forth in the Bridge Term Sheet under the Heading “Conditions Precedent to Funding Under Bridge Facility After Exchange Offer Funding Date”, and the following additional conditions precedent:

(a)           Consummation of the Merger.  The Merger shall have been consummated in compliance with applicable law and in accordance in all material respects with the Merger Agreement, which shall be in the form specified in preceding Section 1(b) and shall not have been modified, waived (including as the result of the waiver of any conditions to the Borrower’s obligations to consummate the Merger, determined without regard to standards such as “unless otherwise satisfactory to, or determined or agreed by, the Borrower”) or amended or any consent granted thereunder which would not have been permitted under said Section 1(b).

6.             Additional Conditions Applicable to All Borrowings.   The commitments of the Lenders in respect of the Facilities and the obligations to lend thereunder on any date shall be subject to the following additional conditions precedent:

(a)           Margin Regulations; Etc.  All extensions of credit pursuant to the Facilities (and all guarantees thereof and security therefor), as well as the transactions and the consummation thereof, shall be in compliance with Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).  To the extent, and on the dates, required by the Margin Regulations, Forms U-1 shall have been delivered by the Borrower to the Lenders pursuant to the Facilities, and the respective Lenders shall be able in good faith to complete said forms (and/or supplements thereto), as appropriate, showing that the respective loans may be incurred and will comply with the collateral valuation requirements of Regulation U. Without limiting the foregoing, on the Exchange Offer Funding Date and on each date of borrowing under the Facilities occurring prior to the Merger Closing Date, the Lenders (or the Administrative Agents on their behalf) shall have perfected security interests in all shares then owned by the Borrower and its subsidiaries, including all such shares theretofore acquired pursuant to the Exchange Offer and/or one or more Top-Off Purchases.

(b)           Blocked Amounts.  No borrowing may be made pursuant to the Term Loan Facility or the Bridge Facility if the unutilized commitments thereunder would be reduced to an amount which is less than the Blocked Amount then allocated to the respective such Facility.  At the time of each extension of credit pursuant to the Facilities (other than the Revolving Facility) prior to the Merger Closing Date, the Borrower shall furnish to the respective Administrative Agent under the respective Facility or Facilities reasonably detailed calculations of the Blocked Amount.